Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is effective as of the Effective Date, as defined in Section 6 hereof, by and between Builders FirstSource, Inc., a Delaware corporation (the “Company”), and M. Chad Crow (“Executive”). Together, the Company and Executive may be referred to hereinafter as the “Parties.”

RECITALS

WHEREAS, Executive currently serves as Chief Executive Officer of the Company;

WHEREAS, the Executive and the Company are currently parties to that certain Employment Agreement dated as of December 29, 2017, as amended (the “Employment Agreement”);

WHEREAS, the Parties have been engaged in negotiations regarding Executive’s separation from service with the Company, and desire to settle all matters between and among them by entering into this Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

1.Separation from Employment.  Executive hereby resigns from any and all offices, positions, titles in and employment by the Company and its affiliates, effective as of 11:59 pm CT on April 1, 2021 (the “Termination Date”).  Until such time, the Employment Agreement will remain in effect except to the extent amended by this Agreement. To the extent not already paid to Executive, within thirty (30) days after the Termination Date, the Company shall pay to Executive (a) all accrued but unpaid base salary through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date; and (c) cash in lieu of any accrued but unused vacation through the Termination Date in accordance with the Company’s standard policy.  Additionally, the Company shall timely pay to Executive any benefits accrued or payable to Executive under the Company’s benefit plans (in accordance with the terms of such benefit plans and subject to Section 17 hereof).  Executive will receive by separate letter information regarding Executive’s rights regarding continuation of health insurance under Section 4980B of the Internal Revenue Code (“COBRA”), and to the extent that Executive has such rights, nothing in this Agreement will change or impair those rights.

2.Separation Obligations of the Company.  In consideration of Executive’s promises contained in this Agreement and the Supplemental Release (as defined below), the Company agrees as follows:

(a)Engagement as Consultant.  The Company agrees to engage Executive as an independent contractor during the Consulting Period as set forth in Section 3 below.

(b)Treatment of Outstanding Stock Awards.  During the Consulting Period, all outstanding stock awards granted under the Company’s 2014 Incentive Plan (the “Incentive Plan”) and held by Executive as of the Effective Date will continue to remain outstanding and shall vest in accordance with the terms of the original award agreements based on Executive’s Continuous Service (as defined in the Incentive Plan) to the Company as a consultant during the Consulting Period.

(c)The benefits set forth in Sections 2(a) and 2(b) above are referred to herein collectively as the “Consideration.”  The Parties acknowledge and agree that the Consideration exceeds any and all actions, pay, and benefits that the Company might otherwise have owed to Executive by contract or law, and that the Consideration constitutes good, valuable, and sufficient consideration for Executive’s release and agreements herein.  The Company’s obligation to provide the Consideration is expressly contingent upon Executive (i) executing and not revoking this Agreement pursuant to Section 6 below; (ii) executing and not revoking the Supplemental Release as set forth in Section 7; and (ii) complying with his obligations under the terms of this Agreement.

3.Consulting Engagement.

(a)Engagement as an Independent Contractor.  The Company hereby engages Executive as an independent contractor, and Executive hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement, for the twenty-four-month period beginning on the Termination Date and ending on the two-year anniversary of the Termination Date (the “Consulting Period”).

(b)Consulting Services. Unless otherwise agreed in writing by the parties, Executive shall perform and provide executive-level advisory consulting services and advice (the “Consulting Services”) to the Company, consistent with Executive’s former role as Chief Executive Officer of the Company.  Executive shall perform and provide Consulting Services as reasonably requested in writing from time to time by the Company’s CEO.  Executive shall perform the Consulting Services in a professional and competent manner. Additionally, during the Consulting Period, Executive agrees to promote the best interest of the Company and to take no actions that in any way damage the public image or reputation of the Company or its affiliates.  Executive shall not be required to provide more than ten (10) hours of Consulting Services per month (and in no event will Executive be required to provide Consulting Services at a level that exceeds more than 20% of the average level of bona fide services Executive performed as an employee of the Company prior to the Effective Date).

(c)Independent Contractor Relationship.  The parties acknowledge and intend that the relationship of Executive to the Company under this Agreement during the Consulting Period shall be that of an independent contractor.  In performing the Consulting Services under this Agreement, Executive shall complete the Consulting Services according to his own means and methods of work which shall be in the exclusive charge and control of Executive and which shall not be subject to the control or supervision of the Company, except as to the results of the Consulting Services.  Executive shall determine his own working hours and schedule; diligently perform the Consulting Services in a professional and ethical manner; and abide by the Company’s then-current policies or guidelines while at the Company’s facilities (including, without limitation, strict adherence to all Company policies or guidelines with respect to COVID-19).  Executive shall be entirely and solely responsible for his actions or inactions and the actions or inactions of his agents, employees or subcontractors, if any, while performing Consulting Services hereunder.  Executive agrees that he shall not, in any form or fashion, maintain, hold out, represent, state or imply to any other individual or entity that an employer/employee relationship exists between the Company and Executive, his agents and employees, or between the Company and any subcontractor or its agents and employees, and Executive is not granted nor shall he represent that he is granted any right or authority to make any representation or warranty or assume or create any obligation or responsibility, express or implied, for, on behalf or in the name of the Company, to incur debts for the Company or to bind the Company in any manner whatsoever.

(d)Taxes and Company Benefits.  The parties agree that during the Consulting Period, Executive shall be serving as an independent contractor of the Company, and therefore unless required by law, the Company shall not deduct any federal, state or local taxes or other withholdings from any sums paid Executive hereunder, and Executive hereby agrees to fully and timely pay, and indemnify and hold harmless the Company and each of its affiliates from, any liability for any and all federal, state and local taxes or assessments of any kind arising out of any payment made by the Company to Executive hereunder.  Executive shall be responsible for all tax reporting, tax payments, withholdings, insurance and other payments, expenses and filings required to be made or paid by his agents or employees.  Further, neither Executive nor any of his agents or employees shall be entitled to any benefits provided by the Company to any of its employees, including, without limitation, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Company for its employees.

4.General Release of Claims and Covenant Not to Sue.

(a)Executive’s General Release of Claims.  In consideration of the Consideration, Executive on behalf of himself and his agents and successors in interest hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies and its affiliates and each of their respective partners, equity holders, principals and employees), shareholders, assigns, joint ventures, and affiliated companies and all of their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers, directors and affiliates (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION that he may by law release, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of Executive’s execution of this Agreement.  Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except as set forth in Section 4(b) below.

(b)Exceptions to General Release.  Nothing in this Agreement is intended as, or shall be deemed or operate as, a release by Executive of (i) any rights of Executive under this Agreement; (ii) any other benefits under any agreements with the Company or Company-sponsored benefit plans (e.g., 401(k) benefits); (iii) any rights or claims of Executive for indemnification or related duties by the Company under any written indemnification agreement, the self-governance documents of the Company, or under applicable law; (iv) any rights to coverage under any director and officer liability insurance or other insurance policies or any run-off policy thereto; (v) any rights under COBRA or similar state law; (vi) any recovery to which Executive may be entitled pursuant to workers’ compensation and unemployment insurance laws; (vii) Executive’s right to challenge the validity of his release of claims under the ADEA; (viii) any rights or claims under federal or state law that cannot, as a matter of law, be waived by private agreement; and (ix) any claims arising after the date on which Executive executes this Agreement.

(c)Covenant Not to Sue.  Except as expressly set forth in Section 4(f) below, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge against any of the Releasees concerning any claim released by this Agreement.

(d)Acknowledgement Regarding Payments and Benefits.  Except as expressly provided herein, Executive acknowledges and agrees that Executive has been paid all wages and accrued benefits to which Executive is entitled through the date of execution of this Agreement.  Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.

(e)Other Representations and Acknowledgements.  This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except as set forth in Section 4(b).  By signing this Agreement, Executive acknowledges that Executive is doing so knowingly and voluntarily, that Executive understands that Executive may be releasing claims Executive may not know about, and that Executive is waiving all rights Executive may have had under any law that is intended to protect Executive from waiving unknown claims.  Executive warrants that Executive has not filed any lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement.  This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees.  Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim that Executive is releasing in this Section 4.

(f)Protected Rights.  Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission

(“Government Agencies”).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on Executive’s behalf, or by any other individual.  However, based on Executive’s release of claims set forth in this Agreement, Executive understands that Executive is releasing all claims that Executive may have, as well as, to the extent permitted by applicable law, Executive’s right to recover monetary damages or obtain other relief that is personal to Executive in connection with any claim Executive is releasing under this Agreement.

5.Acknowledgment.  The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this agreement, and that the Company advised and encouraged Executive to do so prior to executing this Agreement.    Executive expressly acknowledges and agrees that Executive has been offered at least twenty-one (21) days to consider this Agreement before signing it, that Executive has read this Agreement and Release carefully, that Executive has had sufficient time and opportunity to consult with an attorney or other advisor of Executive’s choosing concerning the execution of this Agreement.  Executive acknowledges and agrees that Executive fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations Executive has relied upon in signing this Agreement are those specifically contained in the Agreement itself.  Executive acknowledges and agrees that Executive is signing this Agreement voluntarily, with the full intent of releasing the Company and Releasees from all claims covered by Section 4.

6.Revocation and Effective Date.  The Parties agree Executive may revoke the Agreement at will within seven (7) days after Executive executes the Agreement by giving written notice of revocation to Company.  Such notice must be delivered to Timothy D. Johnson, General Counsel of the Company, and must actually be received by him at or before the above-referenced seven-day deadline.  The Agreement may not be revoked after the expiration of the seven-day deadline.  In the event that Executive revokes the Agreement within the revocation period described in this Section 6, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect.  Assuming that Executive does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Executive executes this Agreement.

7.Supplemental Release.  In addition to signing this Agreement, Executive agrees that, on the Termination Date or within seven (7) days after the Termination Date, he will sign an additional Supplemental Release of Claims, attached hereto as Exhibit A (the “Supplemental Release”).  The Company’s provision of the Consideration described in Section 2 above is contingent on Executive signing and not revoking both this Agreement and the attached Supplemental Release.

8.Status of Other Agreements.  Executive acknowledges and agrees that the Employment Agreement shall be terminated, without further action by the Parties, as of the

Termination Date and that Executive is not entitled to any payments or benefits from the Company other than what is provided in this Agreement; provided, however, that this Agreement does not invalidate the other obligations set forth in Section 9 of the Employment Agreement, all of which shall remain in full force and effect in accordance with their terms.

9.[INTENTIONALLY DELETED]

10.Certain Agreements.

a.Confidentiality.  Executive acknowledges that the Company owns and shall own and has developed and shall develop proprietary information concerning its business and the business of its subsidiaries and affiliates and each of their employees, customers and clients (“Proprietary Information”). Such Proprietary Information includes, among other things, trade secrets, financial information, product plans, customer lists, marketing plans, systems, manuals, training materials, forecasts, inventions, improvements, know-how and other intellectual property, in each case, relating to the Company’s business. Executive shall, at all times, both during his service as a consultant for the Company and thereafter, keep all Proprietary Information in confidence and trust and shall not use or disclose any Proprietary Information without the written consent of the Company, except as necessary in the ordinary course of Executive’s duties. The parties acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”), an individual may not be held criminally or civilly liable under any Federal or state trade secret law for disclosure of a trade secret that (i) is made (A) in confidence to a Federal, state or local governmental authority, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of applicable law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement or any other agreement Executive has with the Company or any of its affiliates is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by such section. Under the DTSA, any employee, contractor, or consultant who is found to have wrongfully misappropriated trade secrets (as the terms “misappropriate” and “trade secret” are defined in the DTSA) may be liable for, among other things, exemplary damages and attorneys’ fees. Further, nothing in this Agreement or any other agreement Executive has with the Company or any of its affiliates will prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

b.Company Property.  Executive recognizes that all Proprietary Information, however stored or memorialized, and all identification cards, keys, flash drives, computers, mobile phones, Personal Data Assistants, telephone numbers, access codes, marketing materials, documents, records and other equipment or property which the Company provides are the sole property of the Company. Upon termination of this consulting agreement, Executive shall (1) refrain from taking any such property from the Company’s premises, and (2) return any such property in Executive’s possession within ten (10) business days.

c.Assignment of Inventions to the Company.  Executive shall promptly disclose to the Company all improvements, inventions, formulas, processes, computer programs,

know-how and trade secrets developed, whether or not patentable, made or conceived or reduced to practice or developed by Executive, either alone or jointly with others, during and related to Executive’s service as a consultant or employee and the Company’s business or while using the Company’s equipment, supplies, facilities or trade secret information (collectively, “Inventions”). All Inventions and other intellectual property rights shall be the sole property of the Company and shall be “works made for hire.” Executive hereby assigns to the Company any rights Executive may have or acquire in all Inventions and agrees to perform, during and after serving as an employee of or consultant for the Company, at the Company’s expense including reasonable compensation to Executive, all acts reasonably necessary by the Company in obtaining and enforcing intellectual property rights with respect to such Inventions. Executive hereby irrevocably appoints the Company and its officers and agents as Executive’s attorney-in-fact to act for and in Executive’s name and stead with respect to such Inventions.

11.Covenant Not to Engage in Certain Acts.

a.General.  Executive understands and agrees that Executive shall hold a position of significant trust and, in such position of significant trust, shall provide services and have responsibility with respect to the Company and all of its subsidiaries and affiliates (collectively, the “Company Group”), including, without limitation, contributing to the acquisition and retention of customers and the generation of goodwill. Executive further understands and agrees that Executive will develop, access and use Proprietary Information for the benefit of the Company Group. The parties understand and agree that the purpose of the restrictions contained in Section 10 and this Section 11 is to protect the goodwill and other legitimate business interests of the Company (including its Proprietary Information), and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair his ability to make a living after the termination of his employment or service as a consultant with the Company. The provisions of Section 10 and Section 11 shall survive the expiration or sooner termination of this Agreement.

b.Non-Compete; Non-Interference; Non-Solicit. During the Consulting Period and for a period of twelve (12) months after the end of the Consulting Period Executive shall not, whether for Executive’s own account or for any other Person, directly or indirectly, with or without compensation:

(i)own, manage, operate, control or participate in the ownership, management, operation or control of, or be employed or engaged in a senior management role by, any corporation, limited liability company, partnership, joint venture, proprietorship or other business entity or organization that engages in or plans to engage in the business of (i) supplying, distributing, manufacturing, designing, constructing and/or installing structural and related building products, including, without limitation, prefabricated components, roof and floor trusses, wall panels, stairs, windows, doors, millwork, lumber products, roofing, insulation, hardware and other building products and/or (ii) providing services to customers in connection with any of the foregoing or otherwise related to residential homebuilding, in each case, (i) and (ii) anywhere in the United States (a “Competing Business”);

(ii)solicit, or call upon or otherwise attempt to solicit, on behalf of any Competing Business, any of the customers, prospective customers, vendors or suppliers of Company Group;

(iii)divert or take away, or attempt to divert or take away, any existing business of the Company Group;

(iv)induce or entice, or seek to induce or entice, or otherwise interfere with, the Company Group’s business relationship with, any customer of the Company Group;

(v)advance credit or lend money to any third party for the purpose of establishing or operating any Competing Business; or

(vi)with respect to any substantially full time independent contractor of the Company Group, employee of the Company Group or individual who was, at any time during the three months prior to the Termination Date, an employee of the Company Group: (A) hire or retain, or attempt to hire or retain, such individual to provide services for any third party; or (B) entice away or in any manner persuade or attempt to persuade, such individual to (1) terminate and/or leave his or her employment or engagement, (2) accept employment with any person or entity other than a member of the Company Group, or (3) terminate his relationship with the Company Group or devote less of his business time to the Company Group.

Notwithstanding the foregoing, nothing in this Section 11(b) will prohibit Executive from acquiring or holding not more than two percent (2%) of any class of publicly traded securities.

c.Survival; Injunctive Relief. Executive agrees that the provisions of Section 10 and Section 11 shall survive the termination of this Agreement and the termination of Executive’s employment. Executive acknowledges that a breach by him of the covenants contained in Section 10 or Section 11 cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause the Company immeasurable and irreparable injury and damage. Executive further acknowledges that he possesses unique skills, knowledge and ability and that competition in violation of Section 10 or Section 11 would be extremely detrimental to the Company. By reason thereof, each of the Company and Executive agrees that the other shall be entitled, in addition to any other remedies it may have under this Agreement, at law or in equity, or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any actual or threatened violation of Section 10 or Section 11, without proof of actual damages that have been or may be caused to the Company by such breach or threatened breach, and waives to the fullest extent permitted by law the posting or securing of any bond by the other party in connection with such remedies.

12.Final Agreement.  This Agreement and the Supplemental Release contain the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersede all prior agreements between the Parties, except as set forth in Section 8 above. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties.  The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws. Executive agrees to submit to the jurisdiction of the State of Texas, agrees that any dispute concerning this Agreement shall be brought exclusively in a state or federal court of competent jurisdiction in Texas, and agrees that other than disputes involving Section 10 or Section 11, all disputes shall be settled through arbitration pursuant to Section 19. Executive waives any and all objections to jurisdiction or venue.

14.Severability.  The parties agree that it is not their intention to violate any public policy or statutory or common law. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Without limiting the foregoing, if any portion of Section 11 is held to be unenforceable, the maximum enforceable restriction of time, scope of activities and geographic area will be substituted for any such restrictions held unenforceable.

15.Amendment; Waiver.  This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

16.Voluntary Agreement. Executive has read this Agreement carefully, has had the opportunity to seek advice of counsel and understands and accepts the obligations that it imposes upon Executive without reservation. No other promises or representations have been made to Executive to induce Executive to sign this Agreement. Executive is signing this Agreement voluntarily and finely.

17.Code Section 409A.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.  Executive’s right to receive any installment payments shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code.

18.Notices.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one (1) day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:	Builders FirstSource
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
ATTN: General Counsel

If to the Executive:	M. Chad Crow
[ADDRESS REDACTED]

or to such other address as any party hereto may designate by notice to the others.

19.Arbitration. Except with respect to the Company’s enforcement of the covenants in Section 10 and Section 11, in the event that either Executive or the Company (or their successor and assigns, or any other person claiming benefits on behalf of or through them) has a dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their reasonable best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If the parties do not reach such solution within a period of 60 days, then, upon written notice by either party to the other, all such disputes, claims, questions, or differences shall be finally settled by confidential binding arbitration administered by the American Arbitration Association in accordance with the provisions of its Employment Arbitration Rules, unless such claim is precluded by law from being settled through arbitration. Such arbitration shall take place in Dallas, Texas. Any arbitrator selected by the parties to arbitrate any such dispute shall have practiced predominately in the field of employment law for no less than ten years. The arbitrator will have the power to interpret this Agreement. Any determination or decision by the arbitrator shall be binding upon the parties and may be enforced in any court of law. The parties agree that this arbitration provision does not apply to the right of Executive to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding before the Equal Employment Opportunity Commission or any other agency pertaining to any matters covered by this Agreement and within the jurisdiction of the agency. Both parties agree that this arbitration clause has been bargained for by the parties upon advice of their respective counsel.

20.Agreement Negotiated. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

21.Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or .pdf file of a signature shall be deemed to be and have the effect of an original signature.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(Signatures on next page)

The Parties hereby signify their agreement to these terms by their signatures below.

EXECUTIVE

/s/ M. Chad Crow
M. Chad Crow

Date:	March 5, 2021

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Timothy D. Johnson
Name:	Timothy D. Johnson
Title:	Executive Vice President and General Counsel
Date:	March 5, 2021

Exhibit A

SUPPLEMENTAL RELEASE OF CLAIMS

1.General Release of Claims.  This Supplemental Release of Claims (the “Supplemental Release”) releases all claims against Builders FirstSource, Inc. (the “Company”) that may have arisen between the date Executive signed the Consulting Agreement on ____________, 2021 (the “Agreement”), and the Termination Date (as defined in the Agreement).  By signing this Supplemental Release, and in return for the Consideration set forth in Section 2 of the Agreement, Executive on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies and its affiliates and each of their respective partners, equity holders, principals and employees), shareholders, assigns, joint ventures, and affiliated companies and all of their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers, directors and affiliates (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION that he may by law release, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of Executive’s execution of this Supplemental Release.  Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except as set forth in Section 2 below.

2.Exceptions to General Release.  Nothing in this Supplemental Release is intended as, or shall be deemed or operate as, a release by Executive of (i) any rights of Executive under the Agreement; (ii) any other benefits under any agreements with the Company or Company-sponsored benefit plans (e.g., 401(k) benefits); (iii) any rights or claims of Executive for indemnification or related duties by the Company under any written indemnification agreement, the self-governance documents of the Company, or under applicable law; (iv) any rights to coverage under any director and officer liability insurance or other insurance policies or any run-off policy thereto; (v) any rights under COBRA or similar state law; (vi) any recovery to which Executive may be entitled pursuant to workers’ compensation and unemployment insurance laws; (vii) Executive’s right to challenge the validity of his release of claims under the ADEA; (viii) any rights or claims under federal or state law that cannot, as a matter of law, be waived by private agreement; and (ix) any claims arising after the date on which Executive executes this Supplemental Release.

3.Covenant Not to Sue.  Except as expressly set forth in Section 6 below, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge against any of the Releasees concerning any claim released by this Supplemental Release.

4.Acknowledgement Regarding Payments and Benefits.  Except as expressly provided herein, Executive acknowledges and agrees that Executive has been paid all wages and accrued benefits to which Executive is entitled through the date of execution of this Supplemental Release.  Other than the payments set forth in the Agreement, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.

5.Other Representations and Acknowledgements.  The Agreement and this Supplemental Release are intended to and do settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except as set forth in Section 2 above.  By signing this Supplemental Release, Executive acknowledges that Executive is doing so knowingly and voluntarily, that Executive understands that Executive may be releasing claims Executive may not know about, and that Executive is waiving all rights Executive may have had under any law that is intended to protect Executive from waiving unknown claims.  Executive warrants that Executive has not filed any lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Supplemental Release.  This Supplemental Release shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees.  Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim that Executive is releasing in this Supplemental Release.

6.Protected Rights.  Executive understands that nothing contained in this Supplemental Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Supplemental Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on Executive’s behalf, or by any other individual.  However, based on Executive’s release of claims set forth in this Supplemental Release, Executive understands that Executive is releasing all claims that Executive may have, as well as, to the extent permitted by applicable law, Executive’s right to recover monetary damages or obtain other relief that is personal to Executive in connection with any claim Executive is releasing under this Supplemental Release.

7.Acknowledgment.  The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Supplemental Release, and that the Company advised and encouraged Executive to do so prior to executing this Supplemental Release.  Executive expressly acknowledges and agrees that Executive has been offered at least twenty-one (21) days to consider this Supplemental Release before signing it, that Executive has read the Agreement and this Supplemental Release carefully, that Executive has had sufficient time and opportunity to consult with an attorney or other advisor of Executive’s choosing concerning the execution of this Supplemental Release.  Executive acknowledges and agrees that Executive fully understands that this Supplemental

Release is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations Executive has relied upon in signing this Supplemental Release are those specifically contained in the Agreement and this Supplemental Release.  Executive acknowledges and agrees that Executive is signing this Supplemental Release voluntarily, with the full intent of releasing the Company and the Releasees from all claims covered by this Supplemental Release.

8.Revocation and Effective Date.  The Parties agree Executive may revoke this Supplemental Release at will within seven (7) days after Executive executes the Supplemental Release by giving written notice of revocation to Company.  Such notice must be delivered to Timothy D. Johnson, General Counsel of the Company, and must actually be received by him at or before the above-referenced seven-day deadline.  The Supplemental Release may not be revoked after the expiration of the seven-day deadline.  In the event that Executive revokes the Supplemental Release within the revocation period described in this Section 8, this Supplemental Release shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect.  Assuming that Executive does not revoke this Supplemental Release within the revocation period described above, the effective date of this Supplemental Release shall be the eighth (8th) day after the day on which Executive executes this Supplemental Release.

Accepted and agreed to:

Print Name:
Signature:
Dated: